EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 23, 2015	(302) 857-3292

Dover Downs Gaming & Entertainment, Inc. Notified by NYSE

of Non-Compliance with Continued Listing Standards

Dover Downs Gaming & Entertainment, Inc.(NYSE:DDE) was notified by the New York Stock Exchange (“NYSE”) on July 22, 2015 that the average closing price of our common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE under the NYSE Listed Company Manual.

Under NYSE rules, we have six months following receipt of the notification, subject to possible extension, to regain compliance with the minimum share price requirement or be subject to delisting.  We can also regain compliance at any time during the six-month cure period if our common stock has a closing share price of at least $1.00 on the last trading day of any calendar month during the period and also has an average closing share price of at least $1.00 over the 30-trading day period ending on the last trading day of that month.

The notice has no immediate impact on the listing of our common stock, which will continue to trade on the NYSE under the symbol “DDE” but will be assigned a “.BC” indicator by the NYSE to signify that we are not currently in compliance with NYSE continued listing standards.

We have 10 business days to notify the NYSE of our intent to cure this deficiency.  We intend to so notify the NYSE on a timely basis.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.